RISK FACTORS


         An investment in the Common Stock involves various risks. Prospective purchasers of Redemption Shares and the Unitholders should carefully consider the following information in conjunction with the other information set forth or incorporated by reference in this Prospectus before making an investment decision regarding the Redemption Shares.


Tax Consequences to Unitholders of Exchange of Units

         Tax Consequences of Exchange of Units. In the event that a Unitholder exercises his or her rights to convert Units into cash or Redemption Shares, the Company's acquisition of such Units will be treated for tax purposes as a sale of the Units. Such a sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash received or the value of the Redemption Shares received, as the case may be, plus the amount of any Operating Partnership liabilities allocable to such Units at the time of disposition. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of the Redemption Shares received upon such disposition. See "Description of Units and Redemption of Units -- Tax Consequences of Conversion." In addition, the ability of the Unitholder to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with the conversion of Units may be limited as a result of fluctuations in the market price of the Common Stock, and the price the Unitholder receives for such shares may not equal the value of the Units at the time of the election to convert.

         Potential Change in Investment Upon Redemption of Units. If a Unitholder exercises his or her right to require the conversion of all or a portion of his or her Units, the Unitholder may receive, at the discretion of the Operating Partnership, Redemption Shares or cash. If the Unitholder receives cash, the Unitholder will not have any interest in the Company or the Operating Partnership (except to the extent that he or she has not elected to convert Units) and will not benefit from any subsequent increases in the value of Common Stock and will not receive any future distributions from the Company or the Operating Partnership (unless the Unitholder retains or acquires in the future additional Common Stock or Units). If the Unitholder receives Common Stock, the Unitholder will become a shareholder of the Company rather than a holder of Units in the Operating Partnership. See "Description of Units and Conversion of Units -- Comparison of Ownership of Units and Common Stock."

Development and Acquisition Risks

         Acquisition Risks. The Company regularly evaluates many potential acquisitions, the process of which involves costs which are non-recoverable. There can be no assurance that properties which are acquired will perform in accordance with expectations or that cost estimates for improvements to the acquired properties in order to bring them up to the Company's standards will be accurate. In connection with acquisitions in which the sellers received Units, the Company has agreed to certain restrictions on its ability to sell (subject to like-kind exchanges), refinance or pay down indebtedness (subject to refinancing on terms which would not affect the tax basis of such Unit recipient(s)) on such properties for various periods of time extending beyond a year. These restrictions may impair the ability of the Company to take actions during the period such restrictions apply that would otherwise be in the best interests of the Company's shareholders and, therefore, may have an adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to shareholders. The Company anticipates that it may agree to similar restrictions in connection with future acquisitions.

         Development Risks. The Company also intends to continue the development and expansion of apartment communities in accordance with the Company's development and underwriting policies as opportunities arise in the future. Risks associated with such development and construction activities include the following: (i) the Company may abandon development opportunities after expending resources to determine a project's feasibility; (ii) construction costs of a project may exceed original estimates; (iii) occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;
(iv) financing may not be available on favorable terms for development of a property; and (v) construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the foregoing occurs, the Company's results of operations, financial condition and ability to make expected distributions to shareholders could be adversely affected. In addition, new development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention.

         The Company anticipates that future development will be financed, in whole or in part, through additional equity offerings or through the Company's lines of credit or other forms of secured or unsecured construction financing that will result in the risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

         Risks Associated with Growth. The Company is currently experiencing a period of rapid growth. During 1997 and the first six months of 1998, the Company acquired 46 apartment communities containing an aggregate of approximately 11,600 units. The integration of the recent acquisitions into existing management and operating structures presents a management challenge. Although the Company believes it has sufficient management depth to lead the Company through this period of rapid growth, there can be no assurance that the Company will be able to assimilate these recent acquisitions or any further acquisitions into its portfolio without certain operating disruptions and unanticipated costs. The failure to successfully integrate acquisitions could have an adverse effect on the Company's results of operations, financial condition and ability to pay expected distributions to shareholders.

Vote Regarding Continuation of the Company

         The Restated Certificate of Incorporation of the Company, as amended (the "Certificate"), requires that the Board of Directors of the Company prepare and submit to the shareholders, on or before December 31, 1998, a proposal to liquidate the Company's assets and distribute the net proceeds of such liquidation. The liquidation proposal will become effective only if approved by shareholders holding a majority of the shares then outstanding. If the Company were liquidated, there would be no assurance that the proceeds of the liquidation per share of Common Stock would equal the value of a Redemption Share at the time of a Unitholder's election to convert his or her Units or the market value of such a Redemption Share at any particular time. In the event the Company solicits such shareholder vote, the Company will incur costs associated with the appraisal of the Company's real estate assets and the shareholder solicitation regardless of the outcome of such vote.

General Real Estate Risks

         The ownership of real estate presents a variety of risks, including the risks described below:

         General. The Company invests in apartment communities and as such will be subject to varying degrees of risk generally incident to the ownership and development of real property. The underlying value of the Company's real estate investments and the Company's financial condition and ability to make expected distributions to its shareholders will be dependent upon its ability to operate and develop its properties in a manner that will maintain or increase revenues and to generate sufficient income in excess of operating expenses. Income from the properties may be adversely affected by changes in national and local economic conditions such as oversupply of apartment units or a reduction in demand for apartment units in the Company's markets, the attractiveness of the properties to tenants, changes in interest rates and in the availability, cost and terms of mortgage financings, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Company. If the Company were unable to promptly renew or relet the leases for a significant number of apartment units, or, if the rental rates upon such renewal or reletting were significantly lower than expected rates, the Company's results of operations, financial condition and ability to make expected distributions to shareholders might be adversely affected. In addition, certain expenditures associated with each apartment community (such as real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from such property.

         Dependence on Primary Markets. Substantially all of the communities owned by the Company are located in Florida, Texas and the Mid-Atlantic and Southeastern United States and, therefore, the Company's results of operations, financial condition and ability to make expected distributions to shareholders will be linked to the economic conditions in these markets as well as the market for apartment communities generally. To the extent that these conditions affect the market for apartment communities, they could have an adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to shareholders.

         Regulatory Risks. Real estate is governed by a wide variety of federal, state and local zoning, subdivision, planning, building, environmental and other land use laws and regulations. Such laws may place significant restrictions on the Company's ability to develop real estate or to improve real estate which it owns, and even unintentional violations of such laws and regulations by the Company or its tenants may result in forced corrective action and substantial monetary penalties. In addition, as to multifamily residential apartment properties, various federal, state and local laws and regulations may restrict the amount and process by which rents may increase, as well as the Company's right to convert a property to other uses, such as condominiums or cooperatives. Further, increases in real estate taxes and income, service or other taxes generally are not passed through to tenants under the Company's leases and may adversely affect the Company's results of operations, financial condition and ability to make expected distributions to shareholders.

         Risks of Liability and Loss. The development and ownership of real estate may result in liability to third parties, due to conditions existing on a property which result in injury. Such liability may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of such property. In addition, real estate may suffer a loss in value due to casualties such as fire or hurricane. Such loss may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of the property. Real estate may also be taken, in whole or in part, by public authorities for public purposes in eminent domain proceedings. Awards resulting from such proceedings may not adequately compensate the Company for the value lost.

         Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. The Company's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Company must sell an investment, there can be no assurance that it will be able to dispose of the investment in the time period it desires or that the sales price of the investment will recoup or exceed the amount of the Company's cost for the investment.

         Potential Adverse Effect on Results of Operations Due to Operating Risks. The Company's properties are subject to operating risks common to real estate in general, any and all of which may adversely affect occupancy or rental rates. The Company's properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning, elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet such increased expenses without decreasing occupancy rates. While the Company implements cost-saving incentive measures at each of its properties, if such expenses increase faster than rental rates, the Company's results of operations, financial condition and ability to pay distributions to shareholders could be adversely affected.

         Competition. All of the Company's properties are located in developed areas that include other multifamily residential properties. The number of competitive properties in a particular area could have a material adverse effect on the Company's ability to lease apartment units or the rents charged for such units. The Company may be competing with other entities that have greater resources than the Company and whose executives have more experience than the Company's officers and directors. In addition, other forms of housing, including manufactured housing community properties and single-family housing provide alternatives to potential residents of multifamily residential properties.

         Cost of Compliance with Fair Housing Amendments Act and Americans with Disabilities Act. The Fair Housing Amendments Act (the "FHA") imposes certain requirements related to access by physically handicapped persons on multifamily properties first occupied after March 13, 1991 or for which construction permits were obtained after June 15, 1990. Noncompliance with the FHA could result in the imposition of fines or the award of damages to private litigants. The Company believes that its properties that are subject to the FHA are in compliance with such law.

         All of the Company's properties must comply with the Americans with Disabilities Act (the "ADA") to the extent such properties are "public accommodations" or "commercial facilities," as defined by the ADA. The ADA requires that facilities, including leasing offices, open to the general public be made accessible to people with disabilities. Individual apartment units are not considered "public accommodations" for purposes of the ADA. Compliance with the ADA requirements could require removal of access barriers and other capital improvements to the public areas of the Company's properties. Noncompliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The Company does not believe that any material changes to the properties are currently required by the ADA. If changes are subsequently required involving material expenditures, the Company's results of operation, financial condition and ability to make expected distributions to shareholders could be adversely affected.

         Uninsured Loss. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to the Company's properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property.

         Risks of Joint Ventures. The investment by the Company in a joint venture partnership which owns property, instead of investing directly in the property itself, may, under certain circumstances, involve risks which would not otherwise be present. For example, the Company's joint venture partner may experience financial difficulties and such partner may at any time have economic or business interests or goals which are inconsistent with the business interests and goals of the Company or contrary to the Company's policies or objectives. Actions by (or litigation involving) such a partner might have the result of subjecting the property owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement. In addition, there is a risk of impasse between the parties since either party may disagree with a proposed transaction involving the property owned by the joint venture and impede any proposed action. The Company may own additional properties through joint venture partnerships between the Company and the sellers of the properties or other third party partners.

Risk of Adverse Effect on Company from Debt Servicing and Refinancing, Financial Covenants, Absence of Limitations on Debt and Increases in Interest Rates

         General. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to the Company and might adversely affect the Company's results of operations, financial condition and ability to make expected distributions to shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Company's interest expense would increase, which would adversely affect the Company's results of operations, financial condition and ability to make expected distributions to shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Even with respect to nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud and environmental liabilities. Foreclosures could also create taxable income without accompanying cash proceeds, thereby reducing the Company's cash available for distribution and hindering the Company's ability to meet the REIT distribution requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is subject to risks normally associated with debt financing including the possibility that the Company will have insufficient cash flow to meet required principal and interest payments, be unable to satisfy financial covenants in its debt financing agreements, existing indebtedness (which in most cases will not be fully amortized at maturity) or secure favorable refinancing terms. Additionally, in connection with the acquisition of certain properties in exchange for Units, the Company has agreed to maintain certain levels of non-recourse debt on the properties in order to minimize the tax consequences of these acquisitions to the Unit recipients.

         Absence of Debt Limitation. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of the Company's debt to the value of its assets would be 50% or less. Although the Company has adopted this policy, the Certificate and the Company's By-Laws, as amended (collectively, the "Organizational Documents"), do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT.

         Increase in Market Interest Rates on Variable Interest Rates. Outstanding advances under certain of the Company's credit facilities bear interest at a variable rate. The Company may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's results of operations, financial condition and ability to pay expected distributions to shareholders. An increase in interest expense could also cause the Company to be in default under certain covenants of the credit facilities.

Potential Environmental Liability

         Under various Federal, state and local environmental laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain third parties may seek recovery from owners or operators of such properties or persons who arranged for the disposal or treatment of hazardous or toxic substances and, therefore, are potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

         All of the properties have been the subject of a Phase I or similar environmental assessment (which involves general inspections without soil sampling or ground water analysis and generally without radon testing) completed by qualified independent environmental consultant companies. These environmental assessments have not revealed any environmental liability that would have a material adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to shareholders, and the Company is not aware of any such environmental liability.

Dilution

         The interest of the Company's shareholders may be subject to dilution in the future since the Company has the ability to raise additional equity by offering shares for sale. The authorized but unissued capital stock of the Company (including additional authorized preferred stock, senior to the Common Stock) may be issued for any corporate purpose, including acquisitions of other entities which invest in or hold real estate investments, issuances of additional Common Stock pursuant to the Company's Amended and Restated Stock Option Plan and issuances which would make more difficult, and therefore less likely, changes in control of the Company. Any such issuance of additional stock could have the effect of diluting the earnings per share, book value per share, voting power of existing shares of Common Stock and ownership of persons seeking to obtain control of the Company. See "-- Anti-Takeover Provisions." The issuance by the Operating Partnership of additional Units convertible into shares of Common Stock in exchange for real property or other assets may also have a substantially similar dilutive effect.

         The Company also has an outstanding security convertible into Common Stock, Series 1997-A Convertible Preferred Stock ("Series 1997-A Preferred"). The conversion price of the Series 1997-A Preferred is subject to adjustment in certain events to provide anti-dilution protection to the holders of such stock. See "Description of the Capital Stock of the Company -- Preferred Stock."

Anti-Takeover Provisions

         In order to facilitate compliance with REIT requirements for tax purposes, the Organizational Documents place restrictions on the accumulation of shares in excess of 9.8% of the number of outstanding shares of Common Stock, subject to certain exceptions permitted with the approval of the Board of Directors to allow (i) underwritten offerings, or (ii) the sale of equity securities in circumstances where the Board of Directors determines the Company's REIT federal tax status will not be jeopardized. This ownership limitation may discourage a change in control of the Company and may also (i) deter tender offers for the Common Stock, which offers may be advantageous to shareholders and (ii) limit the opportunity for shareholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% of the outstanding shares of Common Stock or otherwise to effect a change in control of the Company.

         The Company's Organizational Documents contain certain provisions which may discourage a change in control of the Company. In particular, under the Company's Certificate, the election of Directors is staggered such that approximately one-third of the Directors are elected to three-year terms each year and a supermajority vote is required in order to amend those portions of the Organizational Documents which concern (1) the definition of "supermajority"; (2) the requirements for amending the Organizational Documents;
(3) the requirements regarding Excess Share ownership (i.e., ownership of shares in excess of 9.8% of the outstanding shares of Common Stock as described above);
(4) the actions which require a supermajority vote; and (5) the requirements regarding business combinations. Certain additional provisions restrict the shareholders' ability to nominate candidates for election as Directors and to alter, amend and adopt provisions inconsistent with, or to repeal certain provisions of, the Organizational Documents. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations between the Company and its shareholders. The foregoing provisions may have the effect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for the shares of Common Stock or that otherwise might be in the best interest of the Company's shareholders.

         The Company has an authorized class of 60,000,000 shares of preferred stock. Currently the Company has approximately 2.7 million shares of its 1997 Series-A Preferred outstanding. The remaining 57.3 million shares may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending on the rights, preferences, and designations thereof, may have the effect of delaying, deterring, or preventing a change in control of the Company.

Tax Risks


         Risk of Termination of REIT Status. The Company was organized and intends to continue to conduct its operations to enable it to qualify as a REIT under the Code. To maintain its status as a REIT, the Company must continually meet certain criteria concerning, among other things, its Common Stock ownership, the nature of its assets, the sources of its income, and the amount of its distributions to shareholders. If the Company fails to qualify, the Company would be taxed on its income at regular corporate tax rates. The payment of such tax by the Company would substantially reduce the funds available for distribution to shareholders or for reinvestment and, to the extent that distributions had been made in anticipation of the Company's qualification as a REIT, the Company might be required to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax. Moreover, should the Company's election to be taxed as a REIT be terminated, the Company may not be able to elect to be treated as a REIT for the following five-year period. The Company also might be required to borrow funds or to liquidate certain of its investments to maintain REIT status. See "Certain Federal Income Tax Considerations."


         REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt. In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

         The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The. Company's income will consist primarily of its share of the income of the Operating Partnership, and the cash available for distribution by the Company to its shareholders will consist of its share of cash distributions from the Operating Partnership. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company could require the Company, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

         Failure of the Operating Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Negative Impact on REIT Status. The Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service ("IRS") that the Operating Partnership (and each of its noncorporate Operating Subsidiaries (as hereinafter defined) will be classified as partnerships for federal income tax purposes. If the IRS were to successfully challenge the tax status of the Operating Partnership (or any noncorporate Operating Subsidiary) as a partnership for federal income tax purposes, the Operating Partnership (or the noncorporate Subsidiary) would be taxed as a corporation. In such event, the Company would likely cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Operating Partnership would reduce substantially the amount of cash available for distribution from the Operating Partnership to the Company and its shareholders. See "Certain Federal Income Tax Considerations -- Other Tax Consequences -- Effect of Tax Status of the Operating Partnership on REIT Qualification."


         Investment by Qualified Plans Poses Additional Risks. The fiduciary of a qualified profit-sharing, pension or other retirement plan should take into consideration certain fiduciary responsibilities and the definition of "plan assets" under ERISA and applicable Department of Labor regulations.

         Possible Changes in Tax Law. Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. In addition to any direct effects which such changes might have, such changes might also indirectly affect the market value of all real estate investments, including those of the Company and, consequently, the ability of the Company to realize its business objectives.

Dependence on Key Personnel

         The Company is dependent on the efforts of its senior executive officers. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. As of January 31, 1998, the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President for Acquisitions and Chief Investment Officer, Senior Vice President of Development and President of the Mid-Atlantic Region had entered into employment agreements with the Company.

Risks of Mortgage Acquisitions

         The Company may acquire real estate through the acquisition of distressed mortgage loans. In such a case, the Company would succeed to the position of the mortgage lender with the expectation of foreclosing on the mortgaged property and taking title to it. The Company may encounter certain legal and regulatory obstacles to foreclosure which could delay or impede the taking of title to the property by the Company. During the time prior to foreclosure, it is possible that the borrower of the mortgage loan may make no mortgage payments to the Company.

Possible Adverse Impact of Market Conditions on Market Price

         The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Common Stock to demand a higher annual dividend yield on the Common Stock, which could adversely affect the market price of the Common Stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock or other securities.


                                   THE COMPANY

General

         The Company is a self-administered and self-managed REIT which acquires, renovates, rehabilitates, develops and operates apartment communities. Founded in 1991 with 15 apartment communities containing approximately 4,200 units, as of July 31, 1998 the Company owned 80 apartment communities containing approximately 23,800 units located in Florida, Texas and the Mid-Atlantic and Southeastern United States.

         The operations of the Company are conducted primarily through the Operating Partnership and through their other subsidiaries (the "Operating Subsidiaries"). As of June 30, 1998, the Company held approximately 80.4% of the partnership interests in the Operating Partnership in its capacity as a special limited partner and through its 100% ownership of the General Partner. The remaining approximately 19.6% of the partnership interests in the Operating Partnership was owned by affiliated and unaffiliated third parties. Units are convertible on a one-for-one basis into shares of Common Stock or, at the Company's election, for cash, and holders of Units generally receive distributions per Unit equal to the dividend per share paid in respect of the Common Stock. The Company has agreed to select the type of currency of conversion as directed by the Operating Partnership.

         The Company's principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts 02210 and its telephone number is (888) 867-0100. The Company's property management and development offices are located in Atlanta, Georgia. In addition, the Company operates six regional offices in Atlanta, Georgia; Baltimore and Columbia, Maryland; Greenville, South Carolina; Dallas and Houston, Texas. The Company has approximately 1,100 employees.